Exhibit 10.5.1

AMENDED AND RESTATED

INVESTMENT TECHNOLOGY GROUP, INC.

PAY-FOR-PERFORMANCE INCENTIVE PLAN

1. PURPOSE

The primary purpose of this Pay-For-Performance Incentive Plan (the “Plan”) is to allow Investment Technology Group, Inc. (the “Company”) and its subsidiaries to award annual incentives to Eligible Employees (as defined below) that meet the exception to section 162(m) of the Code (as defined below) for “qualified performance-based compensation.”  The Company may also use the Plan to assist it in attracting, retaining, and rewarding employees who occupy key positions relating to the Company and specified business units, and motivating such employees to expend greater efforts in promoting the growth and annual profitability of the Company and its subsidiaries, through the award of annual incentives.

2. DEFINITIONS

In addition to the terms defined in Section 1 hereof, the following terms used in the Plan shall have the meanings set forth below:

(a) “Award” means the amount potentially payable to a Participant upon achievement of specified Performance Objectives for a Performance Period, as provided in Section 4, subject to possible forfeiture and other terms and conditions of the Plan.

(b) “Business Unit” means the Company or any department, division, subsidiary, or other business unit or function of the Company for which separate operational financial results are available to the Committee, as designated by the Committee from time to time.

(c) “Business Unit Income” means the pre-tax income of a specified Business Unit for the Performance Period, subject to the provisions of Section 4(b).

(d) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall be deemed to include successor provisions or regulations.

(e) “Committee” means the Compensation Committee of the Board of Directors of the Company, or such subcommittee thereof as may be designated by the Board of Directors or the Compensation Committee to administer the Plan. In appointing members of the Committee, the Board shall consider whether each member qualifies as an “outside director” for purposes of section 162(m) of the Code and regulations thereunder.

(f)  “Disability” shall have the meaning ascribed to such term in section 22(e)(3) of the Code.

(g) “Eligible Employee” means each executive officer or key employee who is in charge of a Business Unit or whose performance can be expected to have a substantial effect on the results of a Business Unit, as determined by the Committee.

(h) “Participant” means an Eligible Employee granted an Award by the Committee for a designated Performance Period.

(i) “Performance Objectives” means the measures of performance pre-established by the Committee in accordance with Section 4, the achievement of which, in a given Performance Period, is a condition of payment of final Awards.

(j) “Performance Period” means the fiscal year (or such other period established by the Committee) to which an Award relates; provided, however, that, with respect to any Participant, the Committee may determine to grant an Award after the start of a Performance Period, and for any such Participant, the Performance Period shall be the portion of the fiscal year (or such other period established by the Committee) subsequent to such grant, as determined by the Committee, in each case, in compliance with section 162(m) of the Code.

(k) “Revenues” means all revenues generated by a specified Business Unit for the Performance Period.

(l) “EVA” (economic value added) means the amount by which a Business Unit’s after-tax income exceeds the cost of the capital used by the Business Unit during the Performance Period. To determine such cost of the capital used, the Committee will, when it establishes a Performance Objective based on EVA, determine the average cost of capital for the Company (stated as a percentage) for the Performance Period, which cost of capital will be multiplied by the amount of capital actually used by the Business Unit during the Performance Period.

3. ADMINISTRATION

(a) Generally. The Committee shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose. The Committee shall have the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend, and rescind rules and regulations as well as forms and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any action or determination of the Committee with respect to the Plan shall be conclusive and binding upon all persons, including the Company, Participants, and stockholders.

(b) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. Neither a member of the Committee nor any officer or employee of the Company or a subsidiary acting on behalf of the Committee shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and such persons shall, to the extent permitted by law, be fully indemnified, reimbursed, and protected by the Company, as provided in the Company’s Certificate of Incorporation and By-Laws, with respect to any such action, determination, or interpretation.

4. AWARDS

(a) Granting of Awards. Prior to the date on which Performance Objectives must be established in order to comply with section 162(m) of the Code with respect to each Performance Period, the Committee, in its sole discretion, shall select the Eligible Employees to whom Awards will be granted for such Performance Period and will establish the amount of each Award or the formula by which such amount may be determined, the Performance Objectives relating to such Award, and other terms of such Award. An Eligible Employee may be granted an Award for more than one Business Unit.

(b) Performance Objectives. The Performance Objectives for an Award shall consist of a specified percentage or percentages of the Business Unit Income, Revenues and/or EVA of a Business Unit, the results of which the Committee believes will be substantially affected by the performance of the Participant. The Committee may specify that the final Award shall be a payment of such specified percentage or percentages to the Participant, or shall be a payment of an amount specified or determined by formula in some other manner but conditioned upon achievement of such specified percentage or percentages (in each case subject to the terms of the Plan). The Committee may specify in the Performance Objectives a target amount of Business Unit Income, Revenues, or EVA of such Business Unit required before any or specified parts of the Award will become payable, and may express the Performance Objectives by way of a comparison with like measures of Business Unit performance in one or more prior periods or similar measures of performance of other companies or businesses.  At the time the Committee establishes the Performance Objective, it shall include such terms as may be necessary so that achievement of such Performance Objective is substantially uncertain. The Committee shall, in its sole discretion, establish Awards and Performance Objectives, subject to Section 4(c). Performance Objectives shall be objective and shall otherwise meet the requirements of section 162(m)(4)(C) of the Code and regulations thereunder (including Treasury Regulation 1.162-27(e)(2)). Performance Objectives may differ for Awards to different Participants. Only the business criteria specified in this Section 4(b) may be used in establishing Performance Objectives upon which the maximum amount of final payment of an Award is conditioned, although the Committee may consider other measures of performance as a basis for reducing such amount (including under Section 4(d)). To the extent consistent with section 162(m)(4)(C) of the Code and regulations thereunder (including Treasury Regulation 1.162-27(e)(2)), the Committee may do the following:

(i) provide that the Business Unit Income, Revenues, or EVA of the Business Unit considered as the Performance Objective shall be adjusted downward to reflect specified charges, expenses, and other amounts (including amounts that would otherwise constitute bonuses (under the Plan or otherwise), capital charges, general and administrative expenses, or taxes);

(ii) adjust or modify Awards or terms of Awards and Performance Objectives (x) in recognition of unusual or nonrecurring events affecting the Company or any Business Unit, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (y) with respect to any Participant whose position or duties with the Company or any subsidiary changes during a Performance Period, or (z) with respect to any person who first becomes a Participant after the first day of the Performance Period, in each case subject to Section 4(h);

(iii) defer all or any part of any interim payments until certification of the final Award for the Performance Period;

(iv) defer all or any part of final Award payments, including until the earliest time such payments may be made without causing them to fail to be deductible by the Company under section 162(m) of the Code; such deferrals may include deferrals in the form of units valued by reference to the value of Company stock, settleable in cash or by issuance of shares drawn from any other plan of the Company under which issuance of such shares to a Participant is authorized; and

(v) consider other performance criteria in exercising discretion under Section 4(d) hereof.

(c) Maximum Award. The maximum percentage of Business Unit Income, Revenues and EVA of a Business Unit that may be specified as the Performance Objectives and therefore potentially payable under an Award to any Participant for any Performance Period shall be 30%, 10%, and 25%, respectively. In addition, the maximum combined percentage of the Business Unit Income, Revenues and EVA of a Business Unit that may be specified as the Performance Objectives for Awards to all Participants with respect to any one Business Unit shall be 30%, 10% and 25%, respectively.

(d) Determination of Amounts Payable; Limits on Discretion. As promptly as practicable following the end of each Performance Period, the Committee shall determine whether and the extent to which the terms of Awards have been satisfied, including the extent to which Performance Objectives have been achieved and other material terms of Awards have been satisfied, and the amounts payable to each Participant with respect to his or her Award. Such determinations shall be set forth in a written certification (including for this purpose approved minutes of the meeting at which such determinations were made). The Committee may, in its sole discretion, in view of its assessment of the business strategy of the Company and Business Units thereof, performance of comparable organizations, economic and business conditions, personal performance of the Participant, and any other circumstances deemed relevant, decrease the amount determined to be payable as a final Award or cancel such Award. Other provisions of the Plan notwithstanding, the Committee shall have no discretion to increase the amounts payable with respect to an Award.

(e) Termination. If a Participant ceases to be employed by the Company or a participating subsidiary prior to the end of a Performance Period for any reason other than death, Disability,

normal retirement, or early retirement with the approval of the Committee, no final Award for such Performance Period shall be payable to such Participant. If such cessation of employment results from such Participant’s death, Disability, normal retirement, or early retirement with the approval of the Committee, the Committee shall determine, in its sole discretion and in such manner as it may deem reasonable (subject to Section 4(h)), the amount payable as a final Award under Section 4(d) achieved or resulting from the portion of such Performance Period completed at the date of cessation of employment, and the amount of the final Award payable based on such determinations. The Committee may base such determination on the performance achieved for the full year, in which case its determination shall be made as promptly as practicable following the Performance Period.  Any amount payable on account of normal or early retirement shall be paid based on actual performance for the Performance Period.  Such determinations shall be set forth in a written certification, as specified in Section 4(d). Such Participant or his or her beneficiary shall be entitled to receive payment of such final Award, reduced by any payments previously received, on or after January 1 but before March 15 of the year following the year in which the relevant Performance Period ends; provided that such payment may only be made at the earliest time such payment may be made without causing the payment to fail to be deductible by the Company under Code section 162(m). In the event the final Award is less than the payments previously made to the Participant, the Participant shall repay such amounts to the Company forthwith. The foregoing notwithstanding, no payment shall be made hereunder if such payment shall be duplicative of severance amounts paid to the Participant or his or her beneficiary.

(f) Payment of Awards. Except as provided in Section 4(e) and this Section 4(f) and subject to the other provisions of Section 4, each Participant may receive interim payments as frequently as semimonthly, at the Committee’s discretion, provided, however, that any such payments made exceeding the final Award as certified by the Committee shall be repaid to the Company forthwith. If and to the extent specified by the Committee, each Participant shall have the right to defer his or her receipt of part or all of any payment due with respect to an Award under and in accordance with the terms and conditions of any deferred compensation plan then available to Participant as an employee of the Company. If a Participant dies prior to payment (including deferred payment) of a final Award hereunder, any payments due to such Participant shall be paid to the Participant’s estate, unless the Participant designated a certain person(s) as beneficiary(ies) in an election form filed with the Committee and specifically applicable to amounts payable under the Plan at the same time such payments would have otherwise been payable to the Participant in accordance with Section 4(e) and without regard to any deferral election.  Notwithstanding the foregoing terms of this Section 4(f), payment of awards to Participants covered by Code section 162(m) shall only be accelerated following the attainment of a Performance Objective, with an appropriate adjustment to such accelerated payment to reflect the time value of money, in accordance with the requirements of Code section 162(m).

(g) Tax Withholding. The Company and any participating subsidiary shall have the right to deduct from any amount payable hereunder any amounts that federal, state, local, and foreign tax laws require to be withheld with respect to such payment.

(h) Conformity of Plan to Code section 162(m). It is the intent of the Company that compensation under the Plan (other than post-termination compensation) shall constitute “performance-based compensation” within the meaning of Code section 162(m)(4)(C) and regulations thereunder (including Treasury Regulation 1.162-27(e)). Accordingly, terms used in the Plan shall be interpreted in a manner consistent with section 162(m) of the Code and regulations thereunder (including Treasury Regulation 1.162-27). If any provision of the Plan or any agreement evidencing an Award hereunder does not comply or is inconsistent with the provisions of section 162(m)(4)(C) of the Code or regulations thereunder (including Treasury Regulation 1.162-27(e)) required to be met in order that compensation (other than post-termination compensation) shall constitute “performance-based compensation,” such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no adjustment to an Award or its related Performance Objectives shall be authorized or made, and no post-termination payment shall be authorized or made under Section 4(e), if and to the extent that such authorization or the making of such adjustment or payment would contravene such requirements.

5. GENERAL PROVISIONS

(a) No Rights to Final Award or Rights to Participate. Until the Committee has determined to make a final Award to a Participant under Section 4(d) or (e), a Participant’s selection to participate, grant of an Award, and other events under the Plan shall not be construed as a commitment that any Award shall become a final Award or that payment will be made with respect to an Award under the Plan. Nothing in the Plan shall be deemed to give any Eligible Employee any right to participate in the Plan except upon determination of the Committee under Section 4. The foregoing and Section 5(b) notwithstanding, the Committee may authorize legal commitments with respect to Awards under the terms of an employment agreement or other agreement with a Participant, to the extent of the Committee’s authority under the Plan, including commitments that limit the Committee’s future discretion under the Plan, but in all cases subject to Section 4(h).

(b) No Rights to Employment. Nothing contained in the Plan or in any documents evidencing an Award shall confer upon any Eligible Employee or Participant any right to continue as an Eligible Employee or in the employ of the Company or a subsidiary or constitute any contract or agreement of employment, or interfere in any way with the right of the Company or a subsidiary to reduce such person’s compensation, to change the position held by such person, or to terminate the employment of such person, with or without cause.

(c) Non-Transferability. No benefit payable under, or interest in, this Plan shall be transferable by a Participant except upon a Participant’s death by will or the laws of descent and distribution or to a designated beneficiary, or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void.

(d) Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any amounts payable to a Participant pursuant to an

Award, nothing contained in the Plan (or in any documents related thereto), nor the creation or adoption of the Plan, the grant of any Award, or the taking of any other action pursuant to the provisions of the Plan shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(e) Participation in Other Compensation or Benefit Plans. Nothing in the Plan shall preclude any Participant from participation in any other compensation or benefit plan of the Company.

(f) Governing Law. The Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of New York (except to the extent the Delaware General Corporation Law and provisions of federal law may be applicable), without reference to principles of conflict of laws. If any provision hereof shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

(g)  Section 409A.  The Plan is intended to comply with the short-term deferral rule set forth in the regulations under section 409A of the Code, in order to avoid application of section 409A to the Plan.  If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of section 409A, this Plan shall be administered so that such payments are made in accordance with the requirements of section 409A, including, to the extent applicable, the requirement that amounts that constitute deferred compensation subject to the requirements of Code section 409A payable to “specified employees” (within the meaning of such term under Code section 409A) on a “separation from service” (within the meaning of such term under Code section 409A) be subject to a six-month delay of payment following separation from service.  In no event shall a Participant, directly or indirectly, designate the calendar year of payment.

(h) Amendment and Termination of Plan and Awards. The Board of Directors may, at any time, terminate or, from time to time, amend, modify, or suspend the Plan, provided that any such action shall be subject to stockholder approval if and to the extent required by law, regulation, or the rules of any stock exchange or automated quotation system upon which the Company’s Common Stock may be listed or quoted, or to comply with Code section 162(m). Except as provided in Section 4 (including the limitation under Section 4(h)) and under Section 5(a), the Committee may modify the terms and provisions of any Awards theretofore awarded to any Participants which have not become final Awards and been settled by payment (or would have been settled by payment but for an election to defer payment pursuant to Section 4(f)).

(i) Effective Date. The Plan was originally effective as of January 1, 1997, for Performance Periods beginning on or after such date, and shall remain in effect until such time as it may be terminated pursuant to Section 5(h).  The effective date of the Plan as amended and restated herein is February 5, 2014.

(j) Stockholder Approval. Prior to completion of the initial Performance Period under the Plan, the Plan was submitted to, and approved in a separate vote by, the affirmative votes of the holders of a majority of voting securities present in person or represented by proxy and entitled to vote on the subject matter, at a meeting of Company stockholders duly held in accordance with the Delaware General Corporation Law and section 162(m) of the Code. In addition, the Committee may determine to submit the Plan to stockholders for reapproval at such times, if any, required in order that compensation under the Plan shall qualify as “performance-based compensation” under Code section 162(m) and the regulations thereunder.

(k) Recoupment Policy.  All Awards under this Plan will be subject to any compensation clawback or recoupment policies that may be applicable to any Participant, as in effect from time to time and as approved by the Committee or Board.

As approved by the Compensation Committee and adopted by the Board of Directors on March 26, 1997.

Amended by the Board of Directors on June 30, 2000.

Amended and Restated by the Board of Directors on March 19, 2003.

Amended and Restated by the Board of Directors effective February 7, 2008.

Amended and Restated by the Board of Directors effective April 10, 2013.

Amended and Restated by the Board of Directors effective February 5, 2014.